EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-116206, 333-90952 and 333-11145 on Form S-3 and 333-25261, 333-73041, 333-73075 on Form S-8 of our report dated February 18, 2005 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards (“ SFAS”) No. 143, Accounting for Asset Retirement Obligations, and SFAS No. 149, Amendment of Accounting Standards Board Statement No. 133 on Derivative Instruments and Hedging Activities) relating to the consolidated financial statements of Otter Tail Corporation and management’s report on the effectiveness of internal control over financial reporting (which includes an explanatory paragraph that an acquisition completed in August 2004 was excluded from the assessment of internal control over financial reporting) appearing in the 2004 Annual Report to Shareholders of Otter Tail Corporation and incorporated by reference in this Annual Report on Form 10-K of Otter Tail Corporation for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
March 11, 2005